                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549



                         --------------------------


                                    FORM 8-K
                                 CURRENT REPORT



                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934



      DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):  SEPTEMBER 9, 1996




COMMISSION      EXACT NAME OF REGISTRANT AS     I.R.S. EMPLOYER
FILE NUMBER     SPECIFIED IN ITS CHARTER        IDENTIFICATION NO.
- -----------     ------------------------        ------------------
1-11607         DTE ENERGY COMPANY
                (A MICHIGAN CORPORATION)        38-3217752
                2000 2ND AVENUE
                DETROIT, MICHIGAN 48226-1279
                313-235-4000

1-2198          THE DETROIT EDISON COMPANY
                (A MICHIGAN CORPORATION)        38-0478650
                2000 2ND AVENUE
                DETROIT, MICHIGAN 48226-1279
                313-235-8000
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ITEM 5.  OTHER EVENTS.
     As discussed in Note 14 of the Notes to Consolidated Financial Statements appearing in the DTE Energy Company and The Detroit Edison Company ("Detroit Edison") Annual Report on Form 10-K for the year ended December 31, 1995 and in
Note 2 of the Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, DTE Energy Company adopted Statement of Financial Accounting Standards ("SFAS") No. 121, " Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" in 1995. As the result of continuing losses in the operation of its steam heating business, upon adoption of SFAS No. 121, Detroit Edison wrote off the remaining net book value of its steam heating plant assets of $42 million ($32 million after-tax) or $0.22 per common share. Also, it reported that, based on current market conditions, the steam heating operations continue to generate losses, therefore, Detroit Edison would continue to review its steam heating operations to determine what actions, if any, may be necessary.

     Detroit Edison has completed its review of the steam heating operations. As a result, Detroit Edison will record an additional non-cash charge to net income of approximately $138 million ($90 million after-tax) or $0.62 per common share in the third quarter of 1996. The charge to net income is due primarily to the recording of a reserve for steam purchase commitments during the period 1997-2008 under the agreement with the Greater Detroit Resource Recovery Facility.

     Detroit Edison is a wholly-owned subsidiary of DTE Energy Company.

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                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned, hereunto duly authorized.




                                                DTE ENERGY COMPANY
                                        ----------------------------------
                                                   (REGISTRANT)




                                       By:    /s/ Ronald W. Gresens
                                            ------------------------------
                                                  Ronald W. Gresens
                                            Vice President and Controller






                                             THE DETROIT EDISON COMPANY
                                         ---------------------------------
                                                    (REGISTRANT)




                                       By:    /s/ Ronald W. Gresens
                                            ------------------------------
                                                  Ronald W. Gresens
                                            Vice President and Controller



          Date:  September 9, 1996